CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our report dated December 30, 2016 on the financial statements and financial highlights of 361 Managed Futures Strategy Fund, 361 Global Counter-Trend Fund, 361 Domestic Long/ Short Equity Fund, 361 Global Long/Short Equity Fund and 361 Macro Opportunity Fund, each a series of shares of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 24, 2017